Exhibit 99.1

FOR IMMEDIATE RELEASE December 16th, 2019

SORRENTO Announces Dr. Robin Smith as new member of the board of directors

SAN DIEGO, December 16th, 2019/GlobeNewswire/ -- Sorrento Therapeutics, Inc. (Nasdaq: SRNE, "Sorrento") announced today that Robin L. Smith, MD, MBA has been appointed to its Board of Directors.

Dr. Smith is a business leader, entrepreneur, medical doctor, author and philanthropist who has held various C-Suite and board positions in the biopharmaceutical industry. Her experience includes significant contributions on numerous board committees for public medical, digital and health care entities. She currently serves on the boards of directors of Celularity, Inc., a pioneer company focused on cancer and regenerative medicine, Seelos Therapeutics, Inc. (NASDAQ: SEEL), Spiritus Therapeutics, which she co-founded, the International Board of Sanford Health, and is the Chairman, President and founder of the Cura Foundation.

Dr. Smith has been recognized for her extensive leadership in the biopharmaceutical industry winning an array of industry awards and business recognitions. She received the Regenerative Medicine Foundation (RMF) 2019 Stem Cell and Regenerative Medicine Action Award for International Diplomacy in 2019, the 2018 HEALinc Future Health Humanitarian Award, the Business Intelligence Group’s Woman of the Year Award in 2018 and the 2018 Gold Stevie® Award for Woman of the Year (Government or Non-Profit). In April 2016, Pope Francis awarded Dr. Smith Dame Commander with Star Pontifical Equestrian Order of Saint Sylvester Pope and Martyr and was awarded the Lifetime Achievement in Healthcare and Science by The National Museum of Catholic Art and Library. Dr. Smith is a 2016 recipient of the Women of Power and Influence Awards and winner of the 2014 Brava Award.

She received her B.A. degree from Yale University and her M.D. degree from the Yale School of Medicine. Dr. Smith holds an M.B.A. degree from the Wharton School of Business and completed the Stanford University Directors Program and received an honorary Doctor of Science degree from Thomas Jefferson Medical College

“Sorrento is an exciting clinical stage, antibody-centric, biopharmaceutical company with unique assets and a commendable commitment to developing new therapies for individuals with life threatening illnesses. The company has an incredibly talented management team and innovative scientists. I am honored to join their board and appreciate the opportunity to work with the team and other board members,” commented Dr. Smith.

Dr. Henry Ji, Chairman and CEO, commented, “We are very excited to have Robin join our board. She brings deep medical, business knowledge and diversity at a critical time for our company. I believe Dr. Smith will be an invaluable addition to our board and can be a great contributor to a bright future for Sorrento Therapeutics.”

About Sorrento Therapeutics, Inc.

Sorrento is a clinical stage, antibody-centric, biopharmaceutical company developing new therapies to turn malignant cancers into manageable and possibly curable diseases. Sorrento's multimodal multipronged approach to fighting cancer is made possible by its extensive immuno-oncology platforms, including key assets such as fully human antibodies (“G-MAB™ library”), antibody-drug conjugates (“ADC”) as well as CAR-T and oncolytic virus (“Seprehvir®”).

Sorrento's commitment to life-enhancing therapies for cancer patients is also demonstrated by its effort to advance a first-in-class (TRPV1 agonist) RTX and ZTlido®. RTX is completing a phase IB trial in terminal cancer patients. ZTlido® was approved by US FDA on February 28, 2018.

For more information visit www.sorrentotherapeutics.com

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Media and Investor Relations

Contact: Alexis Nahama, SVP Corporate Development

Telephone: 1.858.203.4120

Email: mediarelations@sorrentotherapeutics.com

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ZTlido® and G-MAB™ are trademarks owned by Scilex Pharmaceuticals Inc. and Sorrento, respectively.

Seprehvir®, is a registered trademark of Virttu Biologics Limited, a wholly owned subsidiary of TNK Therapeutics, Inc. and part of the group of companies owned by Sorrento Therapeutics, Inc.

All other trademarks are the property of their respective owners.

© 2019 Sorrento Therapeutics, Inc. All Rights Reserved.